CHINA RECYCLING ENERGY CORPORATION

TO:

Linda van Doorn
Jorge Bonilla
Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 4561
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  China Recycling Energy Corporation, File No. 000-12536
        Form 10-KSB for the year ended December 31,2006
        Forms 10-QSB for the quarters ended March 31,2007 and June 30,2007

Date: December 14, 2007

Dear Ladies and Gentlemen,

As the Chief Executive Officer of China Recycling Energy Corporation (the "Company"), I hereby acknowledge, on behalf of the Company and in connection with the response to the staff's comment letter dated on October 03, 2007, that:

(1) the company is responsible for the adequacy and accuracy of the disclosure in the filings;

(2) staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

(3) the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely yours,

/s/ Guangyu Wu

Guangyu Wu

Chief Executive Officer